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                 UNITED TENNESSEE BANKSHARES, INC.
                      1999 STOCK OPTION PLAN

                ---------------------------------

                     Stock Option Agreement

                ---------------------------------

         FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
                  OF THE INTERNAL REVENUE CODE

     STOCK OPTION (the "Option") for a total of ________ shares of Common Stock, no par value per share, of United Tennessee Bankshares, Inc. (the "Company"), which Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), is hereby granted to _____________(the "Optionee") at the price set forth herein, and in all respects subject to the terms, defini-tions and provisions of the United Tennessee Bankshares, Inc. 1999 Stock Option Plan (the "Plan") which was adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1. Exercise Price. The exercise price per share is -------------- $______, which equals 100% */ of the fair market value, as determined by the Committee, of the Common
Stock on the date of grant of this Option.

     2.   Exercise of Option.  This Option shall be exercisable
         ------------------- in accordance with the Plan and the following provisions:

     (i) Schedule of rights to exercise.
         ------------------------------

                                     Percentage of Total Shares
   Years of Continuous Employment        Subject to Option
   After Date of Grant of Option      Which May Be Exercised
----------------------------------   ---------------------------

            Upon Grant                        25%
            1 Year                            25%
            2 Years                           25%
            3 Years                           25%



__________________

*/  110% in the case of an Optionee who owns shares representing
- more than 10% of the outstanding common stock of the Company on the date of grant of this Option.


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     (ii) Method of Exercise.  This Option shall be exercisable
          ------------------ by a written notice by the Optionee which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, and the Optionee's address and Social Security Number;

     (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii) Restrictions on Exercise. This Option may not be ------------------------ exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Withholding. The Optionee hereby agrees that the ------------ exercise of the Option or any installment thereof will not be effective, and no shares will become trans-ferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     4. Non-transferability of Option. This Option may not be ------------------------------ transferred in any manner otherwise than by will or the laws of descent or distri-bution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.
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     5.   Term of Option.  This Option may not be exercisable
          -------------- for more than ten **/ years from the date of grant of this Option, as stated below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

__________________
Date of Grant             UNITED TENNESSEE BANKSHARES, INC.
                          1999 STOCK OPTION PLAN COMMITTEE


                          By: __________________________________
                              Authorized Member of the Committee


                          Witness: _____________________________


____________________
**/   Five years in the case of an Optionee who owns shares
__ representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.




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               INCENTIVE STOCK OPTION EXERCISE FORM

                         PURSUANT TO THE

                UNITED TENNESSEE BANKSHARES, INC.
                      1999 STOCK OPTION PLAN


                                            ___________
                                                Date


Treasurer
United Tennessee Bankshares, Inc.
344 W. Broadway
Newport, Tennessee  37821-0249

   Re:  United Tennessee Bankshares, Inc. 1999 Stock Option Plan
        --------------------------------------------------------

Dear Sir:

     The undersigned elects to exercise the Incentive Stock Option to purchase ______shares, no par value per share, of Common Stock of United Tennessee Bankshares, Inc. under and pursuant to a Stock Option Agreement dated _____, 199 .

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.
          $________     of cash or check
          $________     in the form of _______ shares of Common
                        Stock, valued at $____ per share

          $========     Total

     The name or names to be on the stock certificate or certi-ficates and the address and Social Security Number of such person(s) is as follows:

Name ___________________________________________________________
Address ________________________________________________________
Social Security Number _________________________________________


                          Very truly yours,


                         ____________________